EXHIBIT 10.5

AMENDMENT NO. 1 TO

STANCORP FINANCIAL GROUP, INC.

1999 EMPLOYEE SHARE PURCHASE PLAN

In accordance with Section 19 of the StanCorp Financial Group, Inc. 1999 Employee Share Purchase Plan (“the Plan”), the Board of Directors of StanCorp Financial Group, Inc. (“the Company”) has approved and the Company hereby adopts the following amendment to the Plan:

Section 5(a) of the Plan is amended to provide in its entirety as follows:

5. Offerings.

(a) Offering Periods. The Plan shall be implemented by a series of offering periods of approximately six months’ duration or such other duration as the Board of Directors shall determine (“Offering Periods”), commencing on or about January 1 of each year and on or about June 16 of each year. An Offering Period commencing on or about January 1 shall end on or about the next June 15. An Offering Period commencing on or about June 16 shall end on or about the next December 15. Notwithstanding the foregoing, the Board of Directors may establish different commencement or ending dates or a different duration for one or more future Offering Periods; provided however, that no Offering Period may have a duration exceeding twenty-seven (27) months.

The first day of each Offering Period is an “Offering Date” and the last day of each Offering Period is “Purchase Date” for the Offering Period. If an Offering Date or a Purchase Date falls on a day on which the public equity securities markets in the United States are not open for trading, the Company shall, by announcement at least ten days before the date on which the Offering Date or Purchase Date would otherwise fall, specify the trading day that will be deemed that Offering Date or Purchase Date, as the case may be.

Date approved by Board of Directors: November 4, 2001